Exhibit 10.13

                           RAGIN' RIBS FRANCHISE CORP.
                           AREA DEVELOPMENT AGREEMENT



THIS AGREEMENT made as of November 3, 2003 by and between Ragin Ribs Franchise, Corp., the ("Licensor"), a Florida corporation and Warren Capital; Corporation, a Canadian company, the ("Sub-Licensor").

                                  DEFINED TERMS

"Exclusive Area" is the geographic area in which the Sub-Licensor has been granted rights as described herein.

"RAGIN' RIBS(SM) System" or "System" means the unique concept, processes, and procedures the Licensor has developed and further defined in the Licensor's confidential operating manual(s).

"Territory Licenses" means the license agreement granting an exclusive geographic territory that can support at least five (5) RAGIN' RIBS(SM) restaurants.

"Store Franchise" is one RAGIN' RIBS(SM) restaurant operating under a Franchise Agreement.

"Trademarks", "Marks", "Service Marks" are those images, logo's, names, etc. that the Licensor has filed and registered with related government trademark offices.

"Development Strategy" is the strategy the Licensor is using to sell and service its RAGIN' RIBS(SM) System as described in Exhibit A attached hereto.

                                    RECITALS

WHEREAS, Licensor, at a substantial expenditure of time, effort and money, has developed and perfected a system of providing a unique restaurant service concept called "home meal replacement" serving the consumer public utilizing the " RAGIN' RIBS(SM) " System, domain and service mark and any other service marks held in conjunction with the RAGIN' RIBS(SM) name collectively hereinafter referred to as "RAGIN' RIBS(SM)".


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AND WHEREAS, the Licensor is developing the RAGIN' RIBS(SM) System in the United
States of America through sale of Territory Licenses whereby each Territory License is required to open a minimum of five (5) store locations within its territory in a prescribed period of time, hereinafter referred to as the "Development Strategy" and is described in Exhibit A.

AND WHEREAS, Sub-Licensor acknowledges Licensor's sole and exclusive ownership of any rights to Licensor's current and future domain names, trade names, trademarks and service marks to all current and future related practices, procedures, methods, devices, techniques and systems.

AND WHEREAS, it is the Licensor's desire to grant this Area Development Agreement to the Sub-Licensor for the development and sale of Territory Licenses and Unit Franchises to operators of the Ragin Ribs System within said Exclusive Area.

AND WHEREAS, the Sub-Licensor desires to acquire Exclusive Area rights for the development and sale of Territory Licenses and Unit Franchises to operators of the Ragin Ribs System within said Exclusive Area under the terms and conditions described herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto agree as follows:

1. GRANT OF EXCLUSIVE AREA. The Licensor hereby grants the rights to Sub-Licensor the Exclusive Area, operating rights and use of the System and the Marks in connection with the RAGIN' RIBS(SM) System in the territory granted and the Sub-Licensor hereby accepts such rights, upon the terms and subject to conditions herein set forth in this agreement for the Exclusive Area as described as follows:

         a) The State of Virginia.

2. GRANT TO SELL TERRITORY LICENSES. The Licensor further grants the right to Sub-Licensor to sell Territory Licenses within his Exclusive Area. The Sub-Licensor agrees to comply with the Licensor's Development Strategy, which may be changed from time to time by the Licensor. Approval for one store only sites shall require special approval by Licensor. All Territory Licenses and Unit Franchises must require final written approval and acceptance by the Licensor. Licensor's approval shall not be arbitrarily withheld and this approval shall be granted if the applicant Territory License or Store Franchise complies with the specific written requirements in effect at the time of application. Each Territory License must be obligated to open the first store within the first six (6) months from date of execution of the Territory License and open a store every six (6) months thereafter until minimum total is completed in order to retain the exclusive territory rights for any particular Territory License.

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3. * "TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED."

4. TERRITORY LICENSE FEES, STORE FRANCHISE FEES AND ROYALTIES. The Sub-licensor agrees to the schedule of fees payable from Territory Licenses and Store Franchise Fees as described in Exhibit C. All fees are to be paid directly to the Licensor. Licensor will pay to Sub-Licensor Fifty percent (50.0%) of all fees and royalties received by Licensor from Territory License and Store Franchises within the Exclusive Area and these payments to the Sub-licensor shall be paid within five (5) business days of receipt by the Licensor. Sub-Licensor agrees to the procedures regarding the sale of Territory Licenses and Store Franchises as described in Exhibit D attached hereto. These procedures may be changed from time to time, in writing, by mutual consent of the Licensor and Sub-licensor.

5. SALE OF LICENSOR RETAIL PRODUCTS. Licensor owns and produces, under its private label RAGIN' RIBS(SM), proprietary products that may from time to time be sold to consumers through normal distribution channels such as, without limitation, wholesalers, retailers, Internet, TV shopping. Whenever sales of said proprietary products are made by Licensor or its affiliate(s) within the Exclusive Area, Licensor shall provide a monthly accounting of such sales to Sub-licensor and shall pay to Sub-licensor fifty percent (50.0%) of net profits derived from said sales. Net Profits are defined as gross sales less any sales tax, product costs, packaging costs, handling costs, shipping costs, advertising and marketing expenses, selling commissions, labor and benefits, allocation for all other operating expenses not exceed 10.0% of gross sales, and allocation of overhead expenses not to exceed 5.0% of gross sales.

6. COMPLIANCE TO LICENSOR'S AGREEMENTS. Sub-licensor will use the standard Territory License Agreement, attached as an Exhibit to the Licensor's Franchise Offering Circular (the "UFOC"), and the standard Store Franchise Agreements, attached as an Exhibit to the UFOC. Licensor may change or modify these agreements at any time and Sub-licensor agrees to changes or modifications.

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7. PERFORMANCE. The Sub-licensor agrees to sell the RAGIN' RIBS(SM) System, utilizing the Company's Development Strategy, Territory Licenses, to include Store Franchise Agreements, in the geographic area in the numbers, States, and timing as described in Exhibit E attached hereto.

8. SUB-LICENSOR'S COMMITMENT TO SALES AND SERVICE. Sub-licensor agrees that it will provide the necessary organization, at its cost, to properly market and sell Territory Licenses and Store Franchises in the Exclusive Area. Sub-licensor further agrees that it will provide the necessary organization to service the Territory Licenses and Store Franchises in the Exclusive Area. The Sub-licensor agrees to comply with and promote the standards of the Licensor.

9. TRAINING. Sub-licensor will, at its own cost, send its owner and one senior manager to Licensor's training center to complete and pass the Licensor's required training programs. You, or your owners, are required to complete the initial training to our satisfaction. Successful completion of the initial training program by you, or your owners, is a condition to this Agreement. You also are required to participate in all other activities required to operate the Territory. You will be responsible for all travel and living expenses which such persons incur in connection with training. You agree to replace an employee if we determine that he is not qualified to serve in the Territory. If we determine that you, or your owners, are unable to complete initial training to our satisfaction, we have the right to terminate this Agreement.

10. ADVERTISING & PROMOTION. The Sub-licensor will advertise and promote the sale of the System to potential territory licensee's in the Sub-Licensor Exclusive Area. From time to time, the Licensor and the Sub-licensor may co-venture on advertising, trade shows, (etc.) at a shared cost of 50/50, however, such co-venture will be first approved in writing by both parties.

11. LEAD GENERATION BY LICENSOR. The Licensor may, at its own cost, generate potential leads for territory licensee's and/or store franchises. The Licensor will provide said leads to Sub-licensor within his Exclusive Area at no cost to the Sub-licensor.

12. LIMITATIONS ON USE. The System and the Marks shall be used by the Sub-Licensor only in connection with the RAGIN' RIBS(SM) System and products relating thereto and in accordance with such reasonable limitations or restrictions as may be prescribed from time to time by Licensor. The Sub-Licensor shall not use the System or the Marks for any other purpose or in any other manner without the express authorization of Licensor. With the


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exception of the Exclusive Area, the Sub-Licensor acknowledges that the License is non-exclusive and the Licensor may at any time use the System or any of the Marks or license the use of the System or any of the Marks to any other persons or entities for any purpose whatsoever.

Licensor agrees that, during the term of this License, Licensor will not directly or indirectly, allow a RAGIN' RIBS(SM) System to be operated other than by the Licensee within the territory granted in paragraph l.

13. PROPRIETARY NOTICES AND REGISTRATION. The Sub-Licensor agrees to use in conjunction with the System or the Marks all notices or symbols of ownership and registration as Licensor may specify from time to time. Licensor shall have the sole right, but not the obligation, to apply for, maintain or renew trademark or service mark registrations for any of the Marks anywhere in the world. In further consideration of Licensor's grant of the License, the Sub-Licensor agrees to cooperate fully with Licensor in obtaining or maintaining any such registrations.

14. OWNERSHIP RIGHTS. The Sub-Licensor agrees and acknowledges that Licensor is the sole owner of the System and Marks and the Sub-Licensor shall not create in the License, nor shall the License be construed as assigning to the Sub-Licensor, any ownership interest or legal or equitable title in or to any of the System or the Marks. All goodwill associated with the System and the Marks arising from the Sub-Licensor's use of the System and the Marks shall inure solely to the benefit of Licensor and not to that of the Sub- Licensor. The Sub-Licensor shall take no action at any time that would have the effect of contesting or challenging the validity of Licensor's ownership of, or legal title in or to, the System or any of the Marks or any registration of any of the Marks.

15. CONFIDENTIALITY. The Sub-Licensor agrees that all disclosures and communications of the System and the Marks made by Licensor to the Sub-Licensor, and not available to the general public or otherwise available to the Sub-Licensor through means not involving a breach of obligations of confidentiality, shall be kept confidential and the Sub-Licensor shall not disclose any information to any persons or entities, except as provided in this Agreement.

16. DEFENSE OF THE MARKS AND INFRINGEMENTS. Licensor shall have absolute control of any claim or litigation involving allegations of infringement of the Marks by third parties. If Sub-Licensor learns of any use by any third party of a trade


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name, trademark, service mark, logo or any other emblem confusingly similar to the Marks, Sub-Licensor shall promptly notify Licensor. The Sub-Licensor agrees to promptly notify Licensor of any potential, threatened or actual claim or action against the Sub-Licensor or Licensor involving any of the Marks of which the Sub-Licensor becomes aware. The Sub-Licensor agrees to cooperate fully with Licensor in protecting, enforcing and defending Licensor's rights in any of the Marks. If requested by Licensor, Sub-Licensor shall join with Licensor in such litigation as, in Licensor's sole discretion and at the cost of the Licensor, Licensor may deem advisable for the protection of Sub-Licensor's or Licensor's rights. Sub-Licensor shall not take any action with respect to the Marks, which is substantially adversarial in nature or not otherwise explicitly permitted under this Agreement without Licensor's express prior written approval.

17. SUPERVISION AND QUALITY CONTROL. The Sub-Licensor shall ensure that licensees in his Exclusive Area shall provide services and produce and distribute products pursuant to the License granted hereunder of high quality in accordance will all applicable laws and regulations. The use by the licensee of the System and Marks shall be of a high standard that shall not reflect in any material adverse manner upon the good name of Licensor, the System or the Marks.

18. ADDITIONAL AGREEMENTS OF THE SUB-LICENSOR. The Sub-Licensor agrees that, at all times during the term of this Agreement, it shall:

         a) Ensure that all products sold by the licensee hereunder is of high quality and substantially conforms to the method of service, quality, packaging and other characteristics specified by Licensor;

         b) Maintain or cause to be maintained all literature, brochures, appearance of employees, etc. in a first-class condition as to present high quality standards and reputation for the System and prescribed from time to time by Licensor.

         c) Substantially comply will all applicable laws, ordinances, regulations, rules and other requirements of all applicable governmental authorities in connection with licensed activities of the licensee, and

         d) Permit Licensor at any and all reasonable times, without prior notification, to inspect the System, evaluate any and all operations of the system; interview and meet with any and all employees and agents of the Licensee in order to assure itself that the provisions of this Agreement are being observed and maintained. Licensee agrees to correct any irregularities as requested, in writing, by Licensor as a result of inspection within a reasonable time as agreed.

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19. TERM AND TERMINATION. This Area Development Agreement shall be effective so long as the Sub-Licensor operates the RAGIN' RIBS(SM) System except that this License may be terminated according to the provisions of this paragraph, and except that this Territory License may be terminated at anytime by mutual agreement of Licensor and the Sub-Licensor with no refund of paid territory fee and or:

         a) The License shall terminate automatically immediately after to the occurrence of any of the following: (i) The Sub-Licensor's attempt to assign or sublicense, without prior written consent of Licensor, any of its rights or obligations under the License of this Agreement; (ii) The Sub-Licensor becoming insolvent; (iii) The Sub-Licensor making a general assignment for the benefit of creditors or suffering or permitting the appointment of a receiver for its business or assets; (iv) The Sub-Licensor filing a voluntary petition of bankruptcy or becoming subject to any proceedings under any bankruptcy or insolvency law, or; (v) The Sub-Licensor or any government authority taking any action toward suspending or winding up the business of the Sub- Licensor, dissolving the Sub-Licensor, or liquidating or distributing substantially all of the assets of the Sub- Licensor.

         b) If the Sub-licensor fails to meet its obligations as defined in this agreement, except paragraph 7, Exhibit E, and Paragraph 19 a), then the Licensor at its sole discretion may find the Sub-licensor in default of the License. Failure to remedy such default within Thirty (30) days after written notice or demand by the Licensor, the License shall terminate automatically.

         c) If the Sub-licensor fails to meet its performance as described in paragraph 7 and Exhibit E, then the Licensor at its sole discretion may find the Sub-licensor in default of its Exclusive Area in which the Sub-licensor has not met its performance obligations. Failure to remedy such default within Ninety (90) days after receiving written notice or demand by the Licensor, the portion of the Exclusive Area that is in default will automatically revert back to the Licensor so the Licensor may sell that portion of the Exclusive Area to another party.

20. RIGHTS AND DUTIES UPON TERMINATION. Upon termination of the License for any reason, all of the Sub-Licensor's right to use the System and the Marks shall end and the Sub-Licensor shall take immediate action to cease and refrain from all further use of the System and the Marks; and, the Sub-Licensor shall take such actions as are necessary to change its name, and any filings for its name or an assumed or fictitious name, to a name other than one that includes any one or more of the Marks.

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21. ASSIGNMENT. Licensor may assign this Agreement at any time; provided, however, that in the event of such assignment, the assignee or other designee of Licensor shall assume all obligations of Licensor and the Sub-Licensor's rights hereunder shall remain in full force and effect. The Sub-Licensor shall not assign its rights or delegate its duties hereunder without the prior written consent of Licensor.

22. INDEMNIFICATION.

         a) By Sub-Licensor. Sub-Licensor agrees to indemnify, defend and hold harmless the Licensor, its affiliates and its respective shareholders, directors, officers, employees, agents, successors, and assignees (the "Indemnified Parties") against and to reimburse any one or more of the Indemnified Parties for all claims, obligations and damages described in this Section, any and all taxes described in this Agreement and any and all claims and liabilities directly or indirectly arising out of the operation of the business )even if the Sub-Licensor's negligence is alleged) or its breach of this Agreement. Sub-Licensor has the right to defend any such claims against it. This indemnity will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. Under no circumstances will the Licensor or any other Indemnified Party be required to seek recovery from any insurer or other third party, or otherwise to mitigate its, their or the Licensor's losses and expenses, in order to maintain and recover fully a claim against it. The Licensor agrees that a failure to pursue such recovery or mitigate a loss will no way reduce or alter the amounts it or another Indemnified Part may recover from Sub-Licensor.

         b) By Licensor. Licensor agrees to indemnify, defend and hold harmless the Sub-Licensor, its affiliates and its respective shareholders, directors, officers, employees, agents, successors, and assignees (the "Indemnified Parties") against and to reimburse any one or more of the Indemnified Parties for all claims, obligations and damages described in this Section, any and all taxes described in this Agreement and any and all claims and liabilities directly or indirectly arising out of the operation of the business )even if the Licensor's negligence is alleged) or its breach of this Agreement. Licensor has the right to defend any such claims against it.


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                  This indemnity will continue in full force and effect
                  subsequent to and notwithstanding the expiration or termination of this Agreement. Under no circumstances will the Sub-Licensor or any other Indemnified Party be required to seek recovery from any insurer or other third party, or otherwise to mitigate its, their or the Sub-Licensor's losses and expenses, in order to maintain and recover fully a claim against it. The Sub-Licensor agrees that a failure to pursue such recovery or mitigate a loss will no way reduce or alter the amounts it or another Indemnified Part may recover from Licensor.

         c) Claims. For purposes of this indemnification, "claims" includes all obligations, damages (actual, consequential or otherwise) and costs reasonably incurred in the defense of any claim against any of the Indemnified Parties, including, without limitation, reasonable accountants', arbitrators', attorneys', and expert witness fees, costs of investigation and proof of facts, court costs, other expenses of litigation, arbitration or alternative dispute resolution and travel and living expenses

23. OTHER DOCUMENTS AND ACTIONS. Both Licensor and Sub-Licensor shall execute and deliver any and all other documents and shall take whatever other action necessary or appropriate to consummate the agreements and understandings contemplated herein.

24. AMENDMENT. This Agreement may not be amended except by a written instrument signed by both of the parties hereto.

25. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect, and in the case any provision is found to be invalid or unenforceable, each of the parties shall use its best efforts to find and employ an alternative means to achieve the same or substantially the same results as the contemplated by such provision.

26. ENFORCEABILITY. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law then in force.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, representations, warranties, statements, promises, arrangements and undertakings, whether oral or written, express or implied, with respect to the subject matter of this Agreement.

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28. GOVERNING LAW. This Agreement shall be governed by, and be construed in accordance with the laws of the State of Florida.

29. HEADINGS. The underlined headings of paragraphs in this Agreement are included for reference only and are not a part of this Agreement.

30. COSTS OF ENFORCEMENT. In the event it is necessary for any party to retain the services of an attorney to initiate legal proceedings to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, all costs of such enforcement or interpretation, including reasonable attorney's fees and including costs of trial and appellate proceedings. Each Party will be responsible for their own attorney's fees and costs.

31. NOTICES. All notices or other communications provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by registered or certified United States mail, addressed to the parties at their addresses set forth below. Either party may give notice to the other party at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed:

                         If to Licensor:

                              Ragin' Ribs Franchise Corp.
                              Attn:   J. E. Cheatham, Chairman
                              P.O. Box   14414
                              Tampa, Florida  33690

                         If to  Sub-Licensor:

                              Warren Capital Corporation
                              Attention: Wayne Runte
                              1077 Katherine Crescent
                              Kingston, Ontario K7P 2V1

32. WAIVER. No act, delay, omission or course of dealing between or among the parties hereto will constitute a waiver of their respective rights or remedies under this Agreement. No waiver, change, modification or discharge of any of the rights and duties of the parties hereto will be effective unless contained in a written instrument signed by the party sought to be bound

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33. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.

34. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their legal representatives, transfers, heirs, successors and assigns.




                          SIGNATURES ON FOLLOWING PAGE


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf as of the date and year first written above:


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf as of the date and year first written above:


      (APPLICANT):


RAGIN' RIBS CANADA, INC.


/s/ Wayne Runte
----------------------------------



BY: Wayne Runte
   ---------------------------------

Title: Chartered Accountant
     -------------------------------


(WITNESS): Eric A. Johnson
          --------------------------





APPROVED BY:
RAGIN RIBS FRANCHISE CORP., (a Florida Corporation) (Licensor)

BY: /s/ Paul Smith
    ----------------------------------

Title: President
      --------------------------------


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                                    EXHIBIT A

                      LICENSOR'S DEVELOPMENT & FEE STRATEGY


The Licensor's current strategy to develop the System throughout the contiguous 48 States of the United States of America is to establish Exclusive Territory Licenses in markets that will support a minimum of five (5) stores. The Territory Licensee must open and operate these stores in the prescribed period of time.

The Territory License Fee for the territory development rights is determined by the number of stores agreed upon for a territory multiplied by $20,000.00 per store with a minimum of five (5) stores. This exclusive Territory License Fee, in the amount of $100,000.00, is in addition to the franchise fee of each store site. The Territory License Fee shall be fully earned by Licensor in consideration of its execution of this agreement. The minimum population of each territory is 250,000 people.

The Territory Licensee agrees to open a minimum of FIVE (5) STORES within the specified territory boundaries. The first store must be open within the first six (6) months from date of the signing of the Territory License and open a store within every six (6) months thereafter until minimum total is completed in order to retain the exclusive rights to the territory.

Each store must have a separate Store Franchise Agreement for that particular site. The franchise fee for each store is $25,000.00 payable immediately upon Licensor approving each site and the Store Franchise Agreement signed. Each Store Franchisee is required to pay a royalty of 4% of gross sales and contribute to a national advertising fund in the amount of 1% of gross sales. Terms and conditions are described within the standard Store Franchise Agreement. Licensor may change the standard Store Franchise Agreement from time to time and the Territory Licensee agrees to execute said standard form.

The Licensor is searching for Territory Licensees who have a proven track record in multi-unit restaurant and/or retail franchise ownership. Minimum net worth requirements are $500,000.00.

The Licensor may change the Development Strategy and related fees from time to time at the sole discretion of the Licensor.


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                                   EXHIBIT B

                                 PROMISSORY NOTE



                                      N.A.

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                                    EXHIBIT C

                    CURRENT FEES, ROYALTIES, ADVERTISING FUND



Territory                                   Fees $20,000 per store committed
                                            with a minimum of 5 stores plus the
                                            first store franchise fee of $25,000
                                            payable at execution of agreement

Store Franchise Fees                        $25,000 per store payable upon
                                            Licensors  approval of site after
                                            first store.

Royalites                                   4% of gross sales

National Advertising Fund                   1% of gross sales


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                                    EXHIBIT D

                          SELLING & APPROVAL PROCEDURES




The following are guidelines regarding the procedures of Sub-licensor selling and obtaining approvals from Licensor.

         1. Sub-licensor identifies a candidate that meets the standards of the Licensor;

         2. Sub-licensor completes all the required application forms along with the appropriate check payable to Licensor and submits to the Licensor for approval;

         3. Licensor will approve or decline application within 10 business days after receiving the application;

         4. Upon approval, Licensor will deposit applicants check in escrow with Licensors attorney;

         5. Licensor's attorney prepares the necessary license/franchise agreements;

         6. At closing of agreements, Licensors attorney disperses the funds form the check to the Licensor and Sub-Licensor based on the terms of this agreement.


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                                    EXHIBIT E

                           PERFORMANCE BY SUB-LICENSOR


To maintain the Exclusive Area, the Sub-licensor must sell and close Territory Licenses as follows:

         1. Within 12 months following the date of this agreement, the Sub-licensor will have sold and received the related franchise fees for one (1) Territory Licenses as defined herein;

         2. Within 24 months following the date of this agreement, the Sub-licensor will have sold and received the related franchise fees for an additional two (2) Territory Licenses as defined herein achieving a cumulative total of three (3) Territory Licenses;

         3. Within 36 months following the date of this agreement, the Sub-licensor will have sold and received the related franchise fees for an additional two (2) Territory Licenses as defined herein achieving a cumulative total of five (5) Territory Licenses;

         4. Within 48 months following the date of this agreement, the Sub-licensor will have sold and received the related franchise fees for an additional three (3) Territory Licenses as defined herein achieving a cumulative total of eight (8) Territory Licenses;

         5. Within 60 months following the date of this agreement, the Sub-licensor will have sold and received the related franchise fees for an additional three (3) Territory Licenses as defined herein achieving a cumulative total of eleven (11) Territory Licenses.

Once the total of eleven (11) territories have been sold and related franchise fees received, the Sub-licensor has satisfied its performance obligation as defined herein.




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